Exhibit 99.1

              BSD Medical's Cancer Treatment Systems Get
               an 80% Reimbursement Boost from Medicare


    SALT LAKE CITY--(BUSINESS WIRE)--Nov. 7, 2007--BSD Medical Corp. (AMEX:BSM) today reported that the Centers for Medicare and Medicaid Services (CMS) has issued the final rules for its Hospital Outpatient Prospective Payment System, resulting in a reimbursement rate increase of 80% for the hyperthermia treatment CMS codes performed as hospital outpatient procedures. (By comparison, CMS estimates that hospitals will receive an overall average increase of 3.8% for all outpatient procedures.) Outpatient procedures constitute the majority usage for BSD's cancer systems. CMS reimbursement rates generally set the standard for the payment schedules used by commercial insurance carriers as well.

    The new reimbursement rates will become effective January 1, 2008. BSD considers this increase in reimbursement a major step forward in its ongoing effort to commercialize its cancer therapy systems, increasing the financial incentive for hospitals to adapt to more effective cancer treatment modalities.

    About BSD Medical

    BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments. For further information, visit BSD Medical's website at www.BSDMedical.com or BSD's patient website at www.treatwithheat.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private
Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.


    CONTACT: BSD Medical Corporation, Salt Lake City
             Hyrum A. Mead, 801-972-5555
             Fax: 801-972-5930
             investor@bsdmc.com